Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Qumu Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-197520, 333‑161262, 333-147344, 333-34788, 333-53875, 333-69550, 333-106901, 333-127244, 333-176145, 333-177836, and 333-187616) on Form S-8 of Qumu Corporation and subsidiaries of our reports dated March 24, 2015, with respect to the consolidated balance sheets of Qumu Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of Qumu Corporation.

Our report dated March 24, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that Qumu Corporation did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness was identified related to the adequacy of the Company’s risk assessment process relative to its internal control over financial reporting for its continuing business as a result of the divestiture of its disc publishing business. This material weakness has been identified and included in management’s assessment.

Our report dated March 24, 2015 on internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, Kulu Valley, Ltd.’s internal control over financial reporting associated with total assets of approximately $19,100,000 and total revenue of approximately $464,000 included in the consolidated financial statements of Qumu Corporation and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Qumu Corporation also excluded an evaluation of the internal control over financial reporting of Kulu Valley, Ltd.

/s/ KPMG LLP

Minneapolis, Minnesota
March 24, 2015